Exhibit 99.1

Sohu.com Provides Updated Guidance for Second Quarter 2017

BEIJING, June 5, 2017 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, video, search and gaming business group (“Sohu” or the “Company”), today announced that it is updating the outlook for the second quarter of 2017, after taking into consideration the financial impact of the newly launched Legacy TLBB mobile game, a game that is developed by Changyou.com Limited (“Changyou”) (NASDAQ: CYOU), Sohu’s online game subsidiary.

The Company now expects:

•	Total revenues to be between US$420 million and US$450 million, compared with the prior guidance[1] of between US$390 million and US$420 million.

•	Of the total revenues, online game revenues to be between US$110 million and US$120 million, compared with the prior guidance of between US$75 million and US$85 million.

•	Non-GAAP[2] net loss attributable to Sohu.com Inc. to be between US$47 million and US$57 million, compared with the prior guidance of net loss between US$70 million and US$80 million and non-GAAP loss per fully-diluted share to be between US$1.21 and US$1.47, compared with the prior guidance of loss per fully-diluted share between US$1.80 and US$2.05.

•	Assuming no new grants of share-based awards and that the market price of our shares is unchanged, we estimate that compensation expense relating to share-based awards will be around US$11 million. Including the impact of the share-based awards, and approximately US$4 million of Sohu’s economic interests in Changyou and Sogou, GAAP net loss attributable to Sohu.com Inc. to be between US$62 million and US$72 million, compared with the prior guidance of net loss between US$79 million and US$89 million, and GAAP loss per fully-diluted share to be between US$1.60 and US$1.86, compared with the prior guidance of loss per fully-diluted share between US$2.05 and US$2.30.

[1]	For the second quarter 2017 guidance, the Company has adopted a presumed exchange rate of RMB7.00=US$1.00, as compared with the actual exchange rate of approximately RMB6.53=US$1.00 for the second quarter of 2016, and RMB6.88=US$1.00 for the first quarter of 2017.
[2]

Non-GAAP results exclude share-based compensation expense. For an explanation of the Company’s non-GAAP financial measures and related reconciliations to GAAP financial measures applicable to the Company’s last-completed fiscal quarter, please see “Non-GAAP Disclosure” and “Reconciliations of Non-GAAP Results of Operations Measures to the Nearest Comparable GAAP Measures” included in the Company’s earnings release for the quarter ended March 31 2017, which was furnished to the Securities and Exchange Commission with a Form 8-K on April 24, 2017.

Mr. Dewen Chen, CEO of Changyou, commented, “We are pleased with the performance so far of our Legacy TLBB mobile game. The game has been widely embraced by both new players and returning PC game players, and has consistently ranked among the top three grossing games in the Apple App Store since its launch. Our Legacy TLBB mobile game incorporated many classic features from our flagship PC version, including various social and community functions, which re-created the PC game experience on mobile and encouraged a return of former PC game players. In addition, we simplified some of the game play, which makes it easier for brand new players to operate within the game, and extends the user base to a younger generation.”

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), Sohu’s management uses non-GAAP measures of gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, which are adjusted from results based on GAAP to exclude the impact of the share-based awards, which consist mainly of share-based compensation expenses and non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions and dividend and deemed dividend to non-controlling preferred shareholders from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders does not involve subsequent cash outflow or is reflected in the cash flows at the equity transaction level, Sohu does not factor this impact in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measures for commissions and bonuses are based on non-GAAP financial measures that exclude the share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP gross profit, operating profit, net income, net income attributable to Sohu.com Inc. and diluted net income attributable to Sohu.com Inc. per share, excluding share-based compensation expense, non-cash tax benefits from excess tax deductions related to share-based awards, income/expense from the adjustment of contingent consideration previously recorded for acquisitions, and dividend and deemed dividend to non-controlling preferred shareholders is that the impact of share-based awards and non-cash tax benefits from excess tax deductions related to share-based awards has been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future, income/expense from the adjustment of contingent consideration previously recorded for acquisitions may recur in the future, and dividend and deemed dividend to non-controlling preferred shareholders may recur when Sohu and its affiliates enter into equity transactions. In order to mitigate these limitations Sohu provides specific information regarding the GAAP amounts excluded from each non-GAAP measure in its press releases regarding the Sohu’s unaudited quarterly financial results. For details on the reconciliation between GAAP financial measures that are most directly comparable to the non-GAAP financial measures that Sohu presented in its earnings release for the quarter ended March 31, 2017, please see the tables included with Sohu’s earnings release for the quarter then ended, which was included with a Form 8-K furnished to the Securities and Exchange Commission on April 24, 2017.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, instability in global financial and credit markets and its potential impact on the Chinese economy; exchange rate fluctuations, including their potential impact on the Chinese economy and on Sohu’s reported US dollar results; recent slow-downs in the growth of the Chinese economy; the uncertain regulatory landscape in the People’s Republic of China; fluctuations in Sohu’s quarterly operating results; Sohu’s current and projected future losses due to increased spending by Sohu for video content; the possibilities that Sohu will be unable to recoup its investment in video content and that Changyou will be unable to develop a series of successful games for mobile platforms or successfully monetize mobile games it develops or acquires; and Sohu’s reliance on online advertising sales, online games and mobile services for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2016, and other filings with the Securities and Exchange Commission.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of Web properties and community based/Web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; the interactive search engine www.sogou.com; the developer and operator of online games www.changyou.com/en/ and the leading online video Website tv.sohu.com.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also provides multiple news and information service on mobile platforms, including Sohu News App and mobile news portal m.sohu.com. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU) has a diverse portfolio of popular online games, such as Tian Long Ba Bu (“TLBB”), one of the most popular PC games in China, as well as a number of mobile games. Changyou also owns and operates the 17173.com Website, a leading game information portal in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its twenty-first year of operation.

For investor and media inquiries, please contact:

In China:

Mr. Eric Yuan
Sohu.com Inc.
Tel:	+86 (10) 6272-6593
E-mail:	ir@contact.sohu.com

In the United States:

Ms. Linda Bergkamp
Christensen
Tel:	+1 (480) 614-3004
E-mail:	lbergkamp@christensenir.com